EXCLUSIVE LICENSE AGREEMENT


      Agreement made this 31st day of March, 1998, between N. Edward Berg, an individual, of 70 Horizon Drive, Bedford NH 03110
   (The "Licensor") and Micro Interconnect Technology, Inc. a corporation organized under the laws of the State of Nevada, with its principal place of business at 70 Horizon Drive Bedford NH
   03110 (the "Licensee").

                             RECITALS:

        Licensor is the owner of the entire right, title, and interest in the following letters of patent of the United States: (1) #5281325 issued Jan. 25,1994 ; (2) #5377404 issued Jan. 3,1995 ;
     (3) #5384230 issued Jan. 24, 1995 ; and (4) #5653893 issued Aug.
     5, 1997.

        Licensee is desirous of securing, and Licensor is willing to grant, an exclusive license under the above referenced patents to use these patents for the manufacture of products for sale to business and general public.

        In consideration of the covenants and obligations hereinafter set forth, and the mutual benefits derived hereunder, the parties agree as follows:

                             SECTION 1

     DEFINITIONS

         A. "Licensed Patents" means all patents issued after Jan 24, 1994 to Licensor.

         B. "Licensed Process" means the process covered by the patents herein written above.

                             SECTION 2

     GRANT OF LICENSE

        Licensor grants to Licensee an exclusive license to utilize the above-described patents for the manufacture and sale of products throughout the United States, its territories and possessions for the full term beginning on the date of this agreement and ending March 31, 2007 unless extended or reissued by express written agreement of the parties hereto. At the end

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     of the full term of the licensee, including any extensions or reissues thereof, the licensees hereunder shall terminate without further notice to Licensee.


                             SECTION 3

     ROYALTY

        Licensee shall pay Licensor, annually, a royalty of one percent (1%) of its gross sales and receipts. Payment of royalty shall begin on January 1999 and continue for each year that Licensee holds the exclusive license. Should the license terminate prior to the completion of the full year, the royalty shall be pro rated.

                             SECTION 4

     COOPERATION

        Licensor shall provide Licensee with all requested technical information relating to the licensed processes, provided that such information is in his possession, and shall aid Licensee in developing the licensed process.

                             SECTION 5

     REPORTING

        Licensee shall submit written reports to Licensor quarterly, within 30 days following any calendar quarter beginning in 1999. Each such report shall include an earnings statement for the proceeding three (3) calendar months, upon which a royalty is payable, as provided in Section 3. The first report shall include gross sales and receipts from the date of this agreement.

                             SECTION 6

     IMPROVEMENTS

        Any improvement related to the licensed process are hereby included within the scope of this License Agreement. If a patent is granted for any such improvement, Licensee shall then pay
     Licensor the royalty as provided for in Section 3.

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                             SECTION 7

     DEFAULT

        If Licensee commits any default or breaches with respect to any of the provisions of this Agreement, or fails to account for or pay Licensor any of the royalties that become due hereunder, Licensor shall have the right to cancel this Agreement on thirty
     (30) days written notice to Licensee. However, if Licensee cures the default or breach within twenty (20) days, license shall not be canceled. Any royalty payment that become more than ten (10) business days overdue, shall accrue interest at the rate of 1.5% per month on all overdue amounts.

                             SECTION 8

     BANKRUPTCY

         In the event of any adjudication of bankruptcy, appointment of a receiver, assignment for the benefit of creditors, or levy of execution directly involving Licensee, this Agreement shall immediately terminate.

                             SECTION 9

     ARBITRATION

        All disputes that arise in connection with this Agreement and that are not settled by the parties themselves shall be submitted to arbitration in accordance with the Rules and Regulations of the American Arbitration Association. All costs of arbitration shall be divided equally between the parties, and the parties agree to abide by the award. The unsuccessful party in arbitration shall be required to pay the other party's attorney's fees.

                            SECTION 10

     WARRANTIES

        Neither party makes any representations, extends any warranties, or assumes any responsibilities whatever with respect to use, sale, or other disposition by the other party, its vendees or transferees of the licensed process.

                            SECTION 11

TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

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        The license granted in this Agreement shall be binding on any successor to ownership or control over licensed patents. The obligation will run in favor of any successor of Licensor. Licensee shall be prohibited from assigning its rights hereunder. Licensor upon 30 days written notice to Licensee shall be entitled to assign his rights to a successor Licensor. Either party may have the right to assign its rights hereunder to the purchaser of substantially all its business.

                            SECTION 12

MISCELLANEOUS

        Other Patents. Should the Licensor file any additional patent applications, the Licensee, at its option, may elect to pay the attorney fees, filing fees and all other fees associated with any new patent application in exchange for a 9 year exclusive licensing agreement of said patent. An exclusive licensing agreement incorporating the exact same terms and conditions as written herein will be considered entered into as of the date the new patent is issued.

        Patent Taxes and Assessments. All taxes, annuities, and assessments on the patents covered in this agreement shall be paid by the Licensee.

        Effectiveness. This agreement supersedes any and all agreements, if any, previously made between the parties relating to the subject matter hereof, and there are no understandings or agreements other than those included herein.

        Notices and Communications. Any notice , payment, request, instruction, or other document to be delivered hereunder shall be deemed sufficiently given if in writing and delivered personally or mailed by certified mail, postage prepaid, of to Licensee, addressed to the Licensee at the address first set forth above and if addressed to Licensor, addressed as set forth above, unless in each case Licensee or Licensor shall have notified the other in writing of a different address.

        Non Waiver. No delay or failure on the part or either party in exercising any right hereunder, and no partial or single exercise thereof, will constitute a waiver of such right or of any other right hereunder.

        Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New
     Hampshire.

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        Binding Nature.  The provisions of this agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

        Amendment. This agreement shall not be altered or otherwise amended except pursuant to any instrument in writing signed by all affected parties hereto.

        Severability. All the terms and provisions contained in this Agreement are severable in the event that any of them shall be held invalid or unenforceable, then this Agreement shall be interpreted as if such invalid or unenforceable term or provision were not contained herein.

     IN WITNESS WHEREOF, the Parties have hereunto set their hands on the first day written above.

LICENSOR:

by /s/ N. Edward Berg


LICENSEE:
Micro Interconnect Technology, Inc.

by (Officer) /s/ N. Edward Berg, President


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